Exhibit 1
PLEDGE AGREEMENT
     THIS PLEDGE AGREEMENT, dated as of July 12, 2010 (this “Pledge Agreement”), is made by MTD Holdings Inc, an Ohio corporation (the “Pledgor”), to David J. Hessler, and his successors, as Trustee under the Revocable Trust of Emil Jochum, dated August 29, 1994, as amended (the “Pledgee”).
RECITALS
     A. Pledgor and Pledgee are parties to a Stock Purchase Agreement dated as of the date hereof (the “Stock Purchase Agreement”) pursuant to which Pledgor purchased Class B Common Shares, without par value, of the Company (the “Purchased Shares”) from Pledgor.
     B. In connection with the Stock Purchase Agreement, Pledgor has executed a Non-Negotiable Secured Subordinated Promissory Note in favor of Pledgee dated as of the date hereof in the original principal amount of $95,000,000 (the “Note”) evidencing Pledgor’s obligation to pay a portion of the purchase price for the Purchased Shares as contemplated by the Stock Purchase Agreement.
     C. It is a condition precedent to Pledgee’s willingness to enter into the Stock Purchase Agreement and consummate the transactions contemplated thereby (the “Sale Transaction”) that Pledgor grant to Pledgee a perfected security interest in the Shiloh Shares (as defined in the Purchase Agreement) (the “Pledged Shares”) and executes and delivers this Pledge Agreement to secure Pledgor’s obligations arising in connection with the Note.
     NOW, THEREFORE, in and for good and valuable consideration received by Pledgor, the receipt and sufficiency of which are acknowledged, and in order to induce Pledgee to enter into the Sale Transaction, the parties, intending to be bound by this Pledge Agreement, covenant and agree as follows:
          SECTION 1. Pledge. The Pledgor hereby pledges and assigns to the Pledgee, and grants to the Pledgee a security interest in, the following (the “Pledged Collateral”):
     (a) the Pledged Shares and the certificates representing the Pledged Shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares; and
     (b) all proceeds of any and all of the foregoing.
The pledge and assignment to the Pledgee, and the grant to the Pledgee of a security interest in, the Pledged Collateral on the date hereof shall terminate and be released upon the earlier to occur of (i) the full and final payment of all principal, interest and any other amounts owed by the Pledgor under the Note and (ii) the date that the aggregate principal amount of the Note is equal to or less than the aggregate death benefit payable under the Insurance Policy (as defined in the Stock Purchase Agreement), whereupon the Pledgee shall cause certificates representing the

Pledged Shares to be delivered to the Pledgor and shall take any other actions that may be necessary or appropriate to effect such release.
          SECTION 2. Security for Obligations. This Pledge Agreement secures the payment of all obligations of the Pledgor now or hereafter existing under the Note and this Pledge Agreement, whether for principal, interest, fees, expenses or otherwise, and the performance and observance of all obligations of the Pledgor now or hereafter existing under this Pledge Agreement.
          SECTION 3. Delivery of Pledged Collateral. All certificates or instruments representing or evidencing the Pledged Collateral (“Pledged Certificates”) shall be delivered to the Pledgee accompanied by duly executed stock powers or other instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Pledgee.
          SECTION 4. Further Assurances. The Pledgor agrees that at any time and from time to time the Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Pledgee may reasonably request, in order to perfect and protect any security interest granted hereby or to enable the Pledgee to exercise and enforce his rights and remedies hereunder with respect to any Pledged Collateral.
          SECTION 5. Dividends and Voting Rights. The Pledgor, as record owner of the Pledged Shares, is entitled, prior to the occurrence and continuance of any Event of Default and the exercise of the Trust’s rights hereunder, to (i) retain all cash dividends paid on account of the Pledged Shares, (ii) exercise all voting rights of the Pledged Shares, and (iii) exercise all other shareholders’ rights and privileges attributable to the Pledged Shares other than the right of sale, except as otherwise provided herein.
          SECTION 6. Sale of Pledged Shares. Notwithstanding anything to the contrary set forth herein, the Pledgor shall be permitted to sell all or a portion of the Pledged Shares (a “Disposition”) in its sole discretion provided that (a) the Disposition is for fair market value, (b) the consideration received in connection with such Disposition is paid solely in cash, and (c) the proceeds of the Disposition are paid and applied in accordance with Section 2.2 of the Note. The Pledgee shall cooperate in good faith with the Pledgor in connection with any Disposition that satisfies the conditions set forth in this Section 5 and shall execute and deliver to the Pledgee such documents that the Pledgee requests in order to terminate the Pledgee’s security interests in the Pledged Shares, provided that the Pledgee shall not be required to incur any liabilities or make any representations or warranties in connection therewith.
          SECTION 7. Transfers and Other Liens. Except as contemplated by this Pledge Agreement, the Pledgor will not: (a) sell, assign (other than pursuant to a reclassification, merger or consolidation, reorganization or other transaction involving a transfer by operation of law) or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, or (b) create or permit to exist any lien, security interest, option or other charge or encumbrance upon or with respect to any of the Pledged Collateral. The Pledgor hereby grants to the Pledgee a security interest in all securities, money, funds or other property received by the Pledgor on account of or in exchange for the Pledged Shares whether as a result of any share dividend, share split, reclassification, merger or consolidation, reorganization or otherwise, and agrees to promptly pledge and deliver such securities, together with appropriate certificates and stock powers endorsed in blank to the Pledgee.
          SECTION 8. Pledgee May Perform. If the Pledgor fails to perform any agreement contained herein, the Pledgee may itself perform, or cause performance of, such agreement, and the expenses of the Pledgee incurred in connection therewith shall be payable by the Pledgor under Section 8.
          SECTION 9. Expenses. The Pledgor will upon demand pay to the Pledgee the reasonable fees and expenses, including the reasonable fees and expenses of counsel, that the Pledgee may incur in connection with: (a) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (b) the exercise or enforcement of any of the rights of the Pledgee hereunder, or (c) the failure by the Pledgor to perform or observe any of the provisions hereof.
          SECTION 11. Continuing Security Interest; Assignments. This Pledge Agreement shall create a continuing security interest in the Pledged Collateral and shall (a) remain in full force and effect until the earlier to occur of (i) the full and final payment of all principal, interest and any other amounts owed by the Pledgor under the Note and (ii) the date that the aggregate principal amount of the Note is equal to or less than the aggregate death benefit payable under the Insurance Policy (as defined in the Stock Purchase Agreement), and (b) be binding upon the Pledgor and its trustees, beneficiaries, successors and permitted assigns, and (c) inure to the benefit of, and be enforceable by, the Pledgee and its trustees, beneficiaries, successors and assigns.
          SECTION 12. Entire Agreement; Amendment. This Pledge Agreement and the other Transaction Documents (as defined in the Stock Purchase Agreement) constitute the entire understanding and agreement between the parties hereto concerning the subject matter hereof. This Pledge Agreement may be modified only by a written instrument duly executed by each party affected by any such modification.
          SECTION 13. Governing Law. This Pledge Agreement shall be construed in accordance with, and governed by, the laws of the State of Ohio, without giving effect to the conflict of laws provisions thereof.
          SECTION 14. Binding Effect; Assignment. This Pledge Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither party hereto may assign this Agreement, or its rights or obligations hereunder, without the prior written consent of the other party.
          SECTION 15. Severability. If any provision hereof is in conflict with any statute or rule of law of the State of Ohio or is otherwise unenforceable for any reason whatsoever, then such provision shall be ineffective to the extent of such invalidity, and shall be deemed separable from and shall not invalidate any other provision of this Pledge Agreement.

          SECTION 16. Gender; Number. The use of the feminine, masculine or neuter pronoun herein shall not be restrictive as to gender and shall be interpreted in all cases as the context may require. The use of the singular or plural herein shall not be restrictive as to number and shall be interpreted in all cases as the context may require.
          SECTION 17. Separate Counterparts. This Pledge Agreement may be executed in separate counterparts and shall become effective when such separate counterparts have been exchanged between the parties.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Pledge Agreement as of the date first-above written.

THE PLEDGOR:

MTD HOLDINGS INC

By: Name:	/s/ Curtis E. Moll Curtis E. Moll
Title:	Chairman and Chief Executive Officer

THE PLEDGEE:

REVOCABLE TRUST OF EMIL JOCHUM
DATED AUGUST 29, 1994, AS MODIFIED

By: Name:	/s/ David J. Hessler David J. Hessler
Title:	Trustee